Exhibit 10.9

Amendment 1 to License Agreement

THIS AMENDMENT dated this 11th day of August, 2023.

BETWEEN

Edison Oncology Holding Corp.

and

Apollomics Inc.

RECITALS

Edison Oncology Holding Corp. (“Edison”) and Apollomics Inc. (“Apollomics”) previously entered into a License Agreement dated January 31, 2021 (“License Agreement”), for the purpose of developing, seeking regulatory approval and commercializing EO1001. Edison and Apollomics are also referred to individually as a “Party” and together as the “Parties”;

As of the date of this Amendment (as defined below). Edison has invoiced Apollomics

According to the timeline described in the Joint Development Plan Schedule 2.4 of the License Agreement, the Initial Clinical Trial was

Also according to the Joint Development Plan Schedule 2.4 of the License Agreement, Apollomics was expected to

As of the date of this Amendment. Edison has                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                    ; and therefore,

Edison and Apollomics desire to amend the License Agreement on the terms and conditions set forth in this Amendment 1 to License Agreement (this “Amendment”);

This Amendment is the first amendment to the License Agreement; and

References in this Amendment to the License Agreement are to the License Agreement.

IN CONSIDERATION OF the Parties agreeing to amend their obligations in the License Agreement, and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree to keep, perform, and fulfill the promise, conditions and agreements set forth below:

1.	Amendments

a.	Section 1.86 of the License Agreement is hereby amended as follows:

1.86 “Phase III Clinical Trial or Pivotal Clinical Trial” means any clinical study which the FDA or EMA after review of phase 2 study data has written agreement, i.e. end of phase 2 meeting minutes, that it can serve as a pivotal study for purposes of seeking full or regular Marketing Approval or has documented evidence from the FDA or EMA which upon review of the data indicate the data generated from the said clinical trial qualifies for Accelerated Marketing Approval that is conducted on sufficient numbers of human subjects to establish that a pharmaceutical product is safe and efficacious for its intended use, to define warnings, precautions, and adverse reactions that are associated with such pharmaceutical product in the dosage range to be prescribed, and to support Marketing Approval or Accelerated Marketing Approval of such pharmaceutical product and that would or does satisfy requirements of 21 C.F.R. § 312.21(c) or 21 C.F.R § 314, subpart (H) or comparable regulations in any country or jurisdiction outside the U.S., whether or not it is designated a Phase III Clinical Trial.

b.	Section 4.3 of the License Agreement is hereby amended as follows:

4.3	Development Reports.

(i)

During the Initial Clinical Trial: (a) Edison shall Deliver to Apollomics on a regular basic,                                  for patients undergoing treatment:                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                            (b) Edison shall arrange such that Apollomics can view available data for the Initial Clinical Trial: (c) If request by Apollomics, Edison will request the study sited to

(ii)

Each Party shall prepare and deliver to the JSC (or after the JSC is disbanded, to the other Party) Development Reports summarizing its Development activities                                                                                                                                   After the JSC disbands, such reports may be

(iii)	Edison and Apollomics shall treat the information contained in the Development Reports as Confidential Information of each Party.

(iv)	The Parties shall discuss in good faith and determine as to the scope, form, format and content of any disclosures of the information in the Development Reports

c.	Section 4.4 of the License Agreement is hereby amended as follows:

4.4 Cost. As between the Parties, Apollomics shall solely bear all costs and expenses for the Development of the Licensed Product in the Licensed Territory to the extent in accordance with a budget to be agreed to between the Parties in writing, including without limitation all costs and expenses for all regulatory activities associated with the Licensed Product in the Licensed Territory. Such costs and expenses incurred by Edison for conducting the Initial Clinical Trial as of the date of this Amendment and after the date of this Amendment shall be reimbursed by Apollomics based on the following schedule:

•	shall be due and payable immediately upon execution of this

•	The payment schema will be as per below schedule.

•

•

•

•	upon delivery of the clinical study report for the Initial Clinical Trial to Apollomics at the following schedule:

•

•

•

For clarity,                       shall be due and payable by Apollomics to Edison immediately upon execution of this Amendment. Furthermore, the sum total payments made by Apollomics to reimburse Edison’s costs pursuant to this Section 4.4 (including (i) FTE Cost and out-of-pocket costs paid by Edison for conducting the Initial Clinical Trial, (ii) the Prior Payment, and (iii) all other payment due under this Amendment) shall not exceed                                                                                                                                                            Any other costs incurred by Edison in accordance with activities agreed separately between Edison and Apollomics in advance shall be agreed upon in writing in order to be promptly reimbursed by Apollomics.

2.	No Other Change

Except as otherwise expressly provided in this Amendment, all of the terms and conditions of the License Agreement remain unchanged and in full force and effect.

3.	Miscellaneous Terms

Capitalized terms not otherwise defined in this Amendment will have the meanings ascribed to them in the License Agreement. Headings are inserted for the convenience of the Parties only and are not to be considered when interpreting this Amendment. Words in the singular mean and include the plural and vice versa. Words in the masculine include the feminine and vice versa. No regard for gender is intended by the language in this Amendment.

IN WITNESS WHEREOF, the Parties hereto have caused this agreement to be executed in duplicate by their respective duly authorized officers and representatives.

Edison Oncology Holding Corp.		Apollomics Inc.

By:	/s/ Jeffrey Bacha	By:	/s/ Sanjeev Redkar
	Jeffrey Bacha		Sanjeev Redkar
Title:	Chief Executive Officer	Title:	President
Date:	August 18, 2023	Date:	August 18, 2023

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